CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ROOT, INC.

Root, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST: That the Board of Directors of the Company has duly adopted resolutions (i) authorizing the Company to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to Amended and Restated Certificate of Incorporation (this “Second Amendment”) to allow for the exculpation of certain officers and (ii) declaring this Second Amendment to be advisable, submitted to and considered by the stockholders of the Company entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and recommended for approval by the stockholders of the Company.

SECOND: That this Second Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Company.

THIRD: Immediately upon filing of this Second Amendment, Section A of Article VI of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“A. The liability of the directors and officers of the Company for monetary damages for breach of fiduciary duty as a director or officer shall be eliminated to the fullest extent permitted under applicable law now or as hereafter amended. Solely for the purpose of this Section A of Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as currently in effect and as it may hereafter be amended.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be executed by Alexander Timm its Chief Executive Officer, this 4th day of June, 2026.

By:     /s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer